Exhibit 23.1
Consent of lndependent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements Nos. 333-245008 and 333-281432 on Form S-8, and registration statement No. 333-281188 on Form S-3ASR of our reports dated March 4, 2026, with respect to the consolidated financial statements of Octave Specialty Group, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

New York, New York
March 4, 2026